Exhibit 2.3

MEMBERSHIP PURCHASE AGREEMENT
by and between
INTERSECTIONS INC.
and
CITIBANK (SOUTH DAKOTA), N. A.

CITI CREDIT MONITORING SERVICE
CUSTOMER PORTFOLIO

JANUARY 31, 2008

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Schedule 1.1	Knowledge of the Seller
Schedule 4.1	Consents and Approvals
Schedule 5.2(b)(ii)	Buyer’s Material Consents
Schedule 5.2(b)(iii)	Buyer’s Conflicts

Schedule A	Closing Date Statement
Schedule B	Eligible Membership Contracts
Schedule C	Wire Instructions
Schedule D	Attrition Statement
Schedule E	Additional Definitions
Schedule F	Form of Post-Closing Statement

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MEMBERSHIP PURCHASE AGREEMENT
          MEMBERSHIP PURCHASE AGREEMENT, dated as of January 31, 2008 (this “Agreement”), by and between Intersections Inc., a Delaware corporation (the “Buyer”), and Citibank (South Dakota), N.A., a national banking association (the “Seller”).
          WHEREAS, the Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, certain assets of the Seller substantially comprised of the Seller’s Membership Contracts (as defined below), subject to the Assumed Liabilities (as defined below), upon the terms and subject to the conditions of this Agreement (the “Contemplated Transactions”); and
          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Contemplated Transactions and also to prescribe certain conditions to the Contemplated Transactions.
          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:
          “Affiliate” means, as to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.
          “Ancillary Agreements” means the Program Provider Agreement and the Transition Services Agreement.
          “Base Period Attrition Rate” has the meaning set forth on Schedule E.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.
          “Buyer Indemnified Parties” means the Buyer and its Affiliates, and each of their respective shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns.
          “Claim” means any action, cause of action, suit, claim, complaint, demand, litigation or other similar proceeding.

          “Closing Date Statement” means the statement, attached hereto as Schedule A, that contains an estimate of the number of Eligible Membership Contracts as of the Closing and computation of the Estimated Purchase Price as of the date hereof, based on data that was current no more than five (5) Business Days prior to the Closing, prepared in good faith by the Seller.
          “Code” means the Internal Revenue Code of 1986, as amended (including any successor thereto).
          “Eligible Membership Contract” means a Membership Contract which meets the criteria set forth on Schedule B (subject to the cure period set forth in Schedule B).
          “Estimated Purchase Price” means $30,801,600.00, the estimated Purchase Price for the Assets prepared in good faith by the Seller as set forth on the Closing Date Statement.
          “Governmental Body” means any court, administrative agency, commission, self regulatory organization, tribunal, arbitrator, bureau, board, department, official, or other authority or instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange and the National Association of Securities Dealers.
          “Indemnification Cap” has the meaning set forth on Schedule E.
          “Knowledge of the Seller” means the actual knowledge of the Persons set forth in Schedule 1.1.
          “Law” means any applicable law, statute, regulation or other requirement of any Governmental Body.
          “Lien” means any lien, pledge, mortgage, charge, security interest, levy, adverse claim to title or other encumbrance of any kind.
          “Member” means any Person who has subscribed for and, as of the date hereof, is enrolled in the Program and who is a party to any Membership Contract.
          “Membership Contract” means an agreement relating to the Program to which the Seller and a Person who has subscribed for and, as of the Closing, is enrolled in the Program are parties (and which agreement has not been cancelled as of the date hereof), excluding, however, any agreements relating to the Program with Persons whose program fees are billed to any private label (oil company related) credit cards.
          “Order” means any applicable order, judgment, injunction, award, decree or writ, whether preliminary or final.
          “Per Account Value” has the meaning set forth on Schedule E.

          “Permitted Liens” means (i) Liens relating to purchase money security interests entered into in the ordinary course of business, (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens (including such Liens created by operation of Law), (iii) Liens for Taxes (and assessments and other governmental charges) not yet due and payable or due but not delinquent or that are being contested in good faith by appropriate proceedings, and (iv) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security.
          “Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Predecessor Agreement” means that certain agreement among Citibank (South Dakota), N.A., Citibank USA, N.A., Citicorp Credit Services, Inc. and the Buyer, dated December 1, 2003 (as amended, restated or otherwise modified).
          “Program” means the membership program the Seller offers under the name “Citi® Credit Monitoring Service” pursuant to the Predecessor Agreement.
          “Program Provider Agreement” means that certain Program Provider Agreement related to the Membership Contracts entered into by the Seller, Citicorp Credit Services, Inc. (USA) and the Buyer on the date hereof.
          “Seller Indemnified Parties” means the Seller and its Affiliates, shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns.
          “Seller Membership Contract Activities” means any and all actions (and/or omissions) of the Seller or any Affiliate thereof, or of any other Person on the Seller’s or such Affiliate’s behalf, in each case on or prior to the Closing, in connection with the Membership Contracts, including the Seller’s, such Affiliate’s or such other Person’s offering, marketing and selling the Program, billing Members under the Membership Contracts, providing benefits of the Program (including insurance benefits), and handling personal and confidential information of Members; excluding, however, any actions and/or omissions for which the Seller is or is entitled to be indemnified for by the Buyer under the Predecessor Agreement, it being understood and agreed by the Buyer and the Seller that each party shall retain and be bound by its respective rights and obligations set forth in the Predecessor Agreement.
          “Tax” or “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.
          “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
          “Threshold Amount” has the meaning set forth on Schedule E.
          “Transfer Taxes” means all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains or similar Taxes incurred as a result of the transactions contemplated in this Agreement.
          “Transition Services Agreement” means that certain Transition Services Agreement related to the Contemplated Transactions entered into by the Buyer and the Seller on the date hereof.
          1.2 Other Capitalized Terms. The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Accountant	2.5(c)
Actual Attrition	2.6(b)(iii)
Agreement	Preamble
Allocation Schedule	2.7
Approved Materials	4.6(c)
Assets	2.1
Assumed Liabilities	2.2
Attrition Difference	2.6(b)(vi)
Attrition Payment	2.6(c)
Attrition Statement	2.6(b)
Base Period Attrition Rate	2.6(b)(iv)
Buyer	Preamble
Buyer Account	2.5(d)
Closing	2.4(a)
Contemplated Transactions	Recitals
Disagreement	2.5(b)
Eligible Membership Contracts As Of Closing	2.6(b)(i)
Eligible Membership Contracts Remaining	2.6(b)(ii)
Excluded Liabilities	2.3
Expected Attrition	2.6(b)(v)
Final Post-Closing Statement	2.5(c)
Final Settlement Date	2.5(d)
Hard Decline Contract	Schedule B
Holdback Amount Form Documents	2.6(a)

Term	Section
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Losses	7.2(a)
Notice of Disagreement	2.5(b)
Permit	4.4(b)
Post-Closing Statement	2.5(a)
Purchase Price	2.4(b)
Review Period	2.5(b)
Seller	Preamble
Seller Account	2.4(c)
Seller Marks	6.4
Target Contract Number	4.6(e)
Total Attrition Value	2.6(b)(viii)
ARTICLE II
TRANSFER OF ASSETS AND LIABILITIES
          2.1 Assets to be Sold.
               (a) The Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer, and the Buyer hereby purchases from the Seller, free and clear of any Liens, all of the Seller’s right, title and interest in and to the Membership Contracts, including any right to payment from a Member billed after the date hereof thereunder (sometimes collectively referred to herein as the “Assets”).
               (b) The Buyer hereby irrevocably accepts the sale, transfer, conveyance, assignment and delivery of all of the Seller’s right, title and interest in and to the Assets.
          2.2 Liabilities to be Assumed. Subject to the terms and conditions of this Agreement, in partial consideration of the transfer to the Buyer of the Assets, as of the Closing the Buyer hereby assumes (and the Seller and its Affiliates shall no longer have any responsibilities for) all liabilities and obligations under the Membership Contracts to the extent they arise from events, circumstances or acts occurring after the date hereof, except for any such liability or obligation to the extent that it is an Excluded Liability (collectively, the “Assumed Liabilities”). The Buyer hereby agrees, as of the Closing, to assume the Assumed Liabilities and to release the Seller from any and all further liability or obligation with respect to the Assumed Liabilities (except as otherwise set forth in this Agreement or in the Ancillary Agreements).
          2.3 Liabilities Not Assumed. The Buyer shall not assume any liabilities or obligations of the Seller that are not Assumed Liabilities, including any liability or obligation to the extent arising or resulting from:
               (a) any Seller Membership Contract Activities; and/or

               (b) Claims (which are not otherwise covered by clause (a) above) for refunds, credits or chargebacks under any Membership Contract with respect to amounts paid under such Membership Contract prior to the Closing to the extent that any such refund, credit or chargeback is credited by the Buyer to the Member in respect of a period of not more than three (3) months prior to the date hereof; excluding, however, any Claims resulting from actions and/or omissions for which the Seller is or is entitled to be indemnified for by the Buyer under the Predecessor Agreement;
all of the above, collectively, the “Excluded Liabilities.”
          2.4 Consideration.
               (a) At the closing provided for in Article III (the “Closing”), upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, free and clear of any Liens, the Assets referred to in Section 2.1.
               (b) The aggregate purchase price (the “Purchase Price”) shall be equal to the Per Account Value multiplied by the number of Eligible Membership Contracts as of the Closing, plus $1,250,000, and such Purchase Price shall be payable as set forth below in Section 2.4(c).
               (c) At the Closing, the Buyer shall deliver to and pay to the Seller the Estimated Purchase Price, less the Holdback Amount, in cash by wire transfer of immediately available funds to the account designated by the Seller on Schedule C attached hereto (the “Seller Account”).
          2.5 Post-Closing Statement.
               (a) No later than forty-five (45) calendar days after the date hereof, the Buyer shall deliver to the Seller a post-closing statement (the “Post-Closing Statement”) in the form attached hereto as Schedule F, which shall set forth the actual number of Eligible Membership Contracts as of the date hereof and a calculation of the actual Purchase Price as of the date hereof, and which shall be prepared by the Buyer in good faith and in a manner otherwise consistent with the provisions of this Agreement (including by calculating the number of Eligible Membership Contracts as of the date hereof in the manner and in accordance with the methodology set forth on Schedule B), and shall be accompanied by such other information and methods of calculation as may be reasonably necessary for the Seller to evaluate the accuracy thereof. The Seller shall cooperate in good faith with the Buyer in the preparation of the Post-Closing Statement. The Seller shall provide the Buyer and its representatives, including its independent accountants, with reasonable access to the books, records, facilities and personnel of the Seller so that the Buyer and its representatives may prepare the Post-Closing Statement.

               (b) During the fifteen (15) calendar day period after delivery of the Post-Closing Statement to the Seller (the “Review Period”), (i) the Buyer shall provide the Seller and its representatives, with reasonable access to the books, records and personnel of the Buyer so that Seller and its representatives may evaluate the Post-Closing Statement and (ii) the Seller may dispute any portion of the Post-Closing Statement by giving written notice (a “Notice of Disagreement”) to the Buyer setting forth in reasonable detail the basis for such dispute and the amount so disputed (hereinafter called a “Disagreement”). The Seller may not amend its Notice of Disagreement, including on the basis of facts subsequently discovered as a result of the Buyer’s review of the Notice of Disagreement. The failure by the Seller to deliver a Notice of Disagreement during the Review Period shall constitute an irrevocable acceptance by the Seller of the Post-Closing Statement in the form delivered by the Buyer. If the Seller delivers a Notice of Disagreement during the Review Period, the parties shall promptly commence good faith negotiations with a view to resolving such Disagreement.
               (c) If the parties are not able to resolve any Disagreement within ten (10) calendar days after the delivery by the Seller of the Notice of Disagreement, such Disagreement shall be referred to a nationally or regionally recognized accounting firm of outstanding reputation as is mutually agreed to by the Buyer and the Seller (the “Accountant”) for a resolution by it in accordance with this Agreement (which agreement as to the Accountant shall not be unreasonably withheld, delayed or conditioned by the Buyer or the Seller). The determination of the Accountant shall be final, binding and conclusive, shall not be subject to appeal and shall be deemed to have been accepted by the Seller and the Buyer, subject only to gross negligence or manifest error, and the amount so determined shall be used to complete the Final Post-Closing Statement. The Accountant shall render its determination and report to the Seller and the Buyer in writing specifying the reasons for its determination in reasonable detail as soon as practicable, but not later than thirty (30) calendar days after referral of the Disagreement to the Accountant. The costs and expenses of such Accountant shall be borne by the non-prevailing party. The parties shall cooperate with each other and the Accountant with respect to the resolution of any Disagreement, such cooperation to include access to such party’s books, records, facilities and personnel as may reasonably be necessary solely in connection with such Disagreement. This provision shall constitute the exclusive remedy of the parties with respect to determination of the Final Post-Closing Statement. The “Final Post-Closing Statement” shall be (i) the Post-Closing Statement if no Notice of Disagreement is delivered to the Buyer during the Review Period or (ii) the Post-Closing Statement, as adjusted by (A) the written agreement of the Buyer and the Seller or (B) the Accountant in accordance with this Section 2.5(c).
               (d) Notwithstanding anything herein to the contrary, if the Estimated Purchase Price exceeds the Purchase Price in the Final Post-Closing Statement, the Seller shall pay, within five (5) Business Days after the Final Post-Closing Statement has been determined (the “Final Settlement Date”), the difference to the Buyer by wire transfer of immediately available funds to the account designated by the Buyer on Schedule C attached hereto (the “Buyer Account”). Notwithstanding anything herein to the contrary, if the Estimated Purchase Price is less than the Purchase Price in the Final Post-Closing Statement, the Buyer shall pay, within five (5) Business Days after the Final Settlement Date, the deficiency to the Seller by wire transfer of immediately available funds to the Seller Account.
          2.6 Attrition Payment.
               (a) At Closing, pursuant to Section 2.4(c), the Buyer shall deduct from the Estimated Purchase Price and retain an amount equal to $750,000 (the “Holdback Amount”) as security for any liability of the Seller to the Buyer in connection with any Attrition Payment which may be due to the Buyer as provided for in this Section 2.6. Notwithstanding anything to the contrary in this Agreement, the Seller makes no representation or warranty to the Buyer regarding the attrition of the Membership Contracts. Except for any right to indemnification that the Buyer has pursuant to Section 7.2(a), (i) the Attrition Payment provided for by this Section 2.6 shall be the sole and exclusive remedy under this Section 2.6 of the Buyer Indemnified Parties relating to any attrition of Membership Contracts that occurs after the Closing, and (ii) the maximum liability of the Seller to the Buyer pursuant to this Section 2.6 in respect of the attrition of Membership Contracts shall be the Holdback Amount ($750,000).
               (b) Following the Closing, a statement of attrition with respect to the group of Eligible Membership Contracts that were reflected on the Final Post-Closing Statement (the “Attrition Statement”), a form of which is attached hereto as Schedule D, shall be prepared by the Buyer and delivered to the Seller by the Buyer no later than 200 days after the date hereof. The Attrition Statement shall be prepared by the Buyer in accordance with the following:
                         (i) The amount set forth on line (i) of the Attrition Statement shall be equal to the number of Eligible Membership Contracts set forth on the Final Post-Closing Statement (including any adjustments made in accordance with Section 2.5(b) or (c) of this Agreement). This amount shall be referred to as the “Eligible Membership Contracts As Of Closing”.
                         (ii) The amount set forth on line (ii) of the Attrition Statement shall be equal to the number of Eligible Membership Contracts as of Closing which, as of one hundred eighty (180) days after Closing, have not been cancelled, not renewed or otherwise terminated or under which a consumer has not ceased to purchase the products or services, or otherwise participate in the services, offered, sold, marketed and/or otherwise provided under such Membership Contracts. This amount shall be referred to as the “Eligible Membership Contracts Remaining”.
                         (iii) The amount set forth on line (iii) of the Attrition Statement shall be equal to Eligible Membership Contracts As Of Closing less Eligible Membership Contracts Remaining (line (i) less line (ii)). This amount shall be referred to as the “Actual Attrition”.

                         (iv) The amount set forth on line (iv) of the Attrition Statement shall be equal to the Base Period Attrition Rate. The Seller has provided the Buyer with documentation supporting the Base Period Attrition Rate, and, notwithstanding anything to the contrary in this Agreement, the Buyer agrees that the Base Period Attrition Rate is not subject to dispute pursuant to any provision of this Agreement.
                         (v) The amount set forth on line (v) of the Attrition Statement shall be equal to the Eligible Membership Contracts As Of Closing multiplied by the Base Period Attrition Rate (line (i) multiplied by line (iv)). This amount shall be referred to as the “Expected Attrition”.
                         (vi) The amount set forth on line (vi) of the Attrition Statement shall be equal to the Actual Attrition less the Expected Attrition (line (iii) less line (v)). This amount shall be referred to as the “Attrition Difference”.
                         (vii) The amount set forth on line (vii) of the Attrition Statement shall be equal to the Per Account Value.
                         (viii) The amount set forth on line (viii) of the Attrition Statement shall be equal to the Attrition Difference multiplied by the Per Account Value (line (vi) multiplied by line (vii)). This amount shall be referred to as the “Total Attrition Value”.
               (c) Upon delivery of the Attrition Statement by the Buyer to the Seller, the Holdback Amount shall be allocated and disbursed as follows:
                         (i) If the Total Attrition Value is less than or equal to $0, there shall be no Attrition Payment, and the entire Holdback Amount shall be paid to the Seller by the Buyer upon the delivery of the Attrition Statement.
                         (ii) If the Total Attrition Value is greater than $0 but less than $750,000, an amount equal to the Total Attrition Value shall be retained by the Buyer (such amount, the “Attrition Payment”) from the Holdback Amount, and concurrently therewith an amount equal to the Holdback Amount less the Attrition Payment shall be paid to the Seller by the Buyer upon the delivery of the Attrition Statement.
                         (iii) If the Total Attrition Value is equal to or greater than $750,000, the Attrition Payment shall be equal to $750,000, and the Buyer shall retain the entire Holdback Amount.
                         (iv) Any amount of the Holdback Amount that is to be paid to the Seller in accordance with this Section 2.6(c) shall be paid by the Buyer in cash by wire transfer of immediately available funds to an account designated in writing by the Seller.

     (d) During the ten (10) Business Day period after delivery of the Attrition Statement to the Seller, the Seller may dispute any portion of the Attrition Statement. Any such dispute shall be subject to, and the Attrition Statement shall be finalized in accordance with, the same limitations, restrictions, procedures (including with regard to Seller’s reasonable access) and resolution mechanisms as are set forth in Sections 2.5(b) and (c) of this Agreement. In the event of any such dispute, any additional amount of Holdback Amount due to the Seller from the Buyer shall be paid by the Buyer within ten (10) Business Days following the date the Attrition Statement is finalized pursuant to this Section 2.6(d).
     (e) The Buyer and the Seller agree that during the period that the Seller is providing customer retention efforts pursuant to the terms of the Transition Services Agreement, the Seller shall use substantially the same customer retention efforts with respect to the Membership Contracts as were used by the Seller during the six (6) month period prior to the Closing.
          2.7 Allocation of Purchase Price. Within ninety (90) calendar days after the later of the determination of the Final Post-Closing Statement and the determination of the Attrition Statement, the Buyer shall prepare and deliver to the Seller a schedule (an “Allocation Schedule”) allocating the sum of the Purchase Price and the Assumed Liabilities among the Assets, in such amounts reasonably determined by the Buyer to be consistent with Section 1060 of the Code, and the regulations thereunder. If the Seller does not agree to the Allocation within thirty (30) days after receiving the Allocation Schedule, the Buyer and the Seller shall not be bound by the Allocation Schedule. If within thirty (30) days after receiving it, the Seller agrees to the Allocation Schedule, neither party will take any position inconsistent with such Allocation Schedule unless such position is required by Law.
ARTICLE III
CLOSING
          3.1 Closing. The Closing of the sale and purchase of the Assets contemplated hereby shall be the delivery of this Agreement in counterparts by the Buyer and the Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          The Seller represents and warrants to the Buyer as of the Closing as follows:
          4.1 Authority to Execute and Perform Agreement.
               (a) The Seller is a national banking association, duly organized and validly existing under the laws of the United States of America and has had at all applicable times and has all requisite corporate power and authority required to enter into, execute and deliver this Agreement, and to perform fully its obligations hereunder, and to engage or have engaged in the Seller Membership Contract Activities. This Agreement has been duly executed and delivered by the Seller and, assuming due execution and delivery hereof by the other parties hereto, this Agreement will be valid and binding obligations of the Seller enforceable against it in accordance with its terms.
               (b) The Seller has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement, and to perform fully its obligations hereunder. The execution and delivery by the Seller of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Seller of this Agreement in accordance with its terms and conditions will not:
                         (i) violate any provision of the charter (or comparable instruments) of the Seller;
                         (ii) require the Seller to obtain any material (whether individually or in the aggregate) consents, approvals, authorizations or actions of, or make any material (whether individually or in the aggregate) filings with or, except as set forth on Schedule 4.1, give any material (whether individually or in the aggregate) notices to, any Governmental Bodies or any other Person;
                         (iii) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Membership Contract or any other agreement to which the Seller is a party or by or to which the Seller or the Assets is bound or subject; or
                         (iv) violate any Laws or Orders of any Governmental Bodies applicable to the Seller.
          4.2 Title to the Assets. The Seller has good title to all of the Assets, free and clear of any Liens, except Permitted Liens.
          4.3 Brokers. No broker, finder or investment banker is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby.
          4.4 Compliance with Laws.
               (a) Neither the Seller nor any of its subsidiaries is in violation of any Orders, or any Laws, of any Governmental Bodies, which violations would materially impair or delay the ability of the Seller to consummate the transactions contemplated hereby. The Seller Membership Contract Activities have been conducted in all material respects by or on behalf of the Seller in compliance with all applicable Laws and agreements to which the Seller is a party or by or to which the Seller or any of the Assets is bound or subject.
               (b) The Seller has all material Permits required by any Law or any Governmental Body for its ownership of the Assets and the conduct of the Seller Membership Contract Activities. Each of such Permits is in full force and effect and the Seller is in compliance with the terms and requirements thereof in all material respects, and no such Permit is subject to any conditions or limitations other than those applicable to permits of that kind generally. For purposes of this Agreement, “Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, insurance brokerage licenses, certificates, orders of, and/or any other authorization required by any Governmental Body, any other Person, or the Laws of any state in which Seller does business.
          4.5 Litigation.
               (a) As of the Closing, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Seller, threatened against or adversely affecting (i) the Assets, (ii) any material Seller Membership Contract Activities or (iii) the Seller or any of its Affiliates, to the extent that any such action, suit, proceeding or investigation against the Sellers or any of its Affiliates would be reasonably likely to prevent, delay or impair the transactions contemplated hereby.
               (b) Without limiting the foregoing, there are no pending or, to the Knowledge of the Seller, threatened federal or state civil or criminal law enforcement or regulatory agency investigations, civil investigative demands, subpoenas or access letters relating to the Assets.
               (c) Without limiting the foregoing, there are no pending or, to the Knowledge of the Seller, threatened lawsuits or consent decrees or judgments, or any other judgments or orders issued by a state or federal regulatory agency or state or federal court against Seller relating to the Assets or the Seller Membership Contract Activities that would have a material adverse effect on the Assets.
          4.6 Membership Contracts.
               (a) Each Membership Contract constitutes a legal, valid and binding agreement of the Seller (assuming such Membership Contract is legal, valid and binding on the counterparty thereto) and, to the Knowledge of the Seller, each other party thereto, enforceable in accordance with its terms, and no such Membership Contract has been cancelled by the Seller or the counterparty thereto. There is no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default under any Membership Contract on the part of the Seller.

               (b) None of the Membership Contracts automatically terminates upon consummation of the transactions contemplated hereby.
               (c) The Seller has used only materials approved by the Buyer pursuant to the terms of the Predecessor Agreement (the “Approved Materials”) as the basis to enter into the Membership Contracts.
               (d) None of the Membership Contracts contain terms or conditions that materially deviate from the Approved Materials.
               (e) Each Member has consented to, and provided authorization for, the Buyer to pull or otherwise access such Member’s credit files and reports, and such consent and authorization is in full force and effect and complies with the Predecessor Agreement in all material respects.
               (f) Each Member has consented to, and provided authorization for, the Seller to bill such Member on a monthly basis under the relevant Membership Contract, and such consent and authorization is in full force and effect.
               (g) No Membership Contract is a Membership Contract that would have ordinarily been cancelled by the Seller as of 11:59 p.m. Eastern Time as of the date hereof in the ordinary course of the Seller’s business.
          4.7 Bulk Transfer Laws. No bulk transfer laws are applicable to the transactions contemplated by this Agreement.
          4.8 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SPECIFICALLY CONTAINED IN ARTICLE IV, NEITHER THE SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTION CONTEMPLATED HEREBY. IN ADDITION, NEITHER THE SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE BUYER, IN CONNECTION WITH ANY MANAGEMENT PRESENTATIONS, OR IN CONNECTION WITH ANY OTHER MATTER (INCLUDING, WITHOUT LIMITATION, THE PROVISION OF ANY BUSINESS OR FINANCIAL ESTIMATES AND PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES AND PROJECTIONS AND FORECASTS)), EXCEPT AS OTHERWISE SET FORTH HEREIN.
          4.9 CONDITION OF ASSETS. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE ASSETS ARE BEING SOLD “AS IS,” AND THE SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO THE ASSETS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO (I) THE FUTURE

SALES OR PROFITABILITY OF THE BUSINESS TO BE CONDUCTED BY THE BUYER USING THE ASSETS, (II) THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OF ANY OF THE ASSETS, OR (III) REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLER.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
          The Buyer represents and warrants to the Seller as of the Closing as follows:
          5.1 Due Incorporation and Authority. The Buyer is a corporation validly existing and in good standing under the laws of Delaware. The Buyer has the requisite corporate power and authority to own and lease its properties and to carry on its business as now conducted, except where the failure to have such power and authority could not be expected to materially impair or delay the ability of the Buyer to consummate the transactions contemplated hereby.
          5.2 Authority to Execute and Perform Agreement.
     (a) The Buyer has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Buyer and, assuming due execution and delivery hereof by the other parties hereto, this Agreement constitutes valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms.
     (b) The execution and delivery by the Buyer of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Buyer of this Agreement in accordance with its terms and conditions will not:
                         (i) violate any provision of the certificate of incorporation or by-laws (or comparable instruments) of the Buyer;
                         (ii) except as set forth on Schedule 5.2(b)(ii) attached hereto, require the Buyer to obtain any material consents, approvals, authorizations or actions of, or make any material filings with or give any material notices to, any Governmental Bodies or any other Person; provided, that each such approval set forth on Schedule 5.2(b)(ii) has been obtained by the Buyer as of the Closing;
                         (iii) except as set forth on Schedule 5.2(b)(iii) attached hereto, violate, conflict with or result in the breach of any of the terms and conditions of,

result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract, agreement, lease or license to which the Buyer is a party or by or to which the Buyer or any of its properties is or may be bound or subject; provided, that each such approval set forth on Schedule 5.2(b)(iii) has been obtained by the Buyer as of the Closing; or
                         (iv) violate any Laws or Orders of any Governmental Bodies applicable to the Buyer.
          5.3 Brokers. No broker, finder or investment banker is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on arrangements made by or on behalf of the Buyer.
          5.4 Compliance with Laws. Neither the Buyer nor any of its subsidiaries is in violation of any Orders, or any Laws, of any Governmental Bodies, which violations would materially impair or delay the ability of the Buyer to consummate the transactions contemplated hereby.
          5.5 Litigation. As of the Closing, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates, that would be reasonably likely to prevent, delay or impair the transactions contemplated hereby.
          5.6 Exclusivity of Representations. The representations and warranties made by the Buyer in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties.
          5.7 INDEPENDENT INVESTIGATION. THE BUYER HEREBY ACKNOWLEDGES AND AFFIRMS (A) THAT IT HAS CONDUCTED AND COMPLETED ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE ASSETS, MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AS IT DEEMED NECESSARY OR APPROPRIATE, HAD THE OPPORTUNITY TO REQUEST ALL INFORMATION IT DEEMED RELEVANT TO THE FOREGOING FROM THE SELLER AND RECEIVED RESPONSES IT DEEMED ADEQUATE AND SUFFICIENT TO ALL SUCH REQUESTS FOR INFORMATION, AND (B) THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY IT HAS RELIED SOLELY ON (I) ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE ASSETS AND (II) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER CONTAINED IN THIS AGREEMENT.

ARTICLE VI
COVENANTS AND AGREEMENTS
          6.1 Confidentiality. In connection with the transaction contemplated hereby, the Seller has prior to the date hereof communicated and furnished certain non-public information, both written and oral (including but not limited to books and records, documents, analyses, financial information, and business operations and strategy and information relating to the terms, conditions and price of the transactions contemplated hereby), whether or not designated confidential, to the Buyer, all of which the Buyer agrees for a period of two (2) years, it will not use or disclose to any other Person for any purpose without the prior written consent of the Seller, except to the directors, officers, employees, advisors and representatives of the advisors of the Buyer for whom such non-public information is necessary to assist the Buyer in the conduct of its business and except for any such information (a) that is or becomes publicly available, other than as a result of a disclosure by the Buyer in violation of this Agreement, (b) which must be disclosed by the Buyer under applicable Laws or by order of any Governmental Body, or (c) which the Buyer reasonably believes is required to be disclosed in connection with the defense of a lawsuit against the Seller or any of its Affiliates; provided, however, that none of the foregoing prohibitions set forth in this Section 6.1 shall apply to any information necessary for the Buyer to use or disclose in the ordinary conduct of its business. In the event that disclosure of such non-public information is required by applicable Law, the Buyer shall promptly notify the Seller of any such requirement and the Seller shall be permitted to seek confidential treatment for such information.
          6.2 Publicity. Except as may be required by applicable law or the rules of any securities exchange or market on which shares of the Buyer or any Affiliate of the Seller are traded, the parties agree that no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by both the Seller and the Buyer (which approval shall not be unreasonably withheld, delayed or conditioned); provided, however, that if any announcement (including filing the Agreement with the Securities and Exchange Commission) is required by law or the rules of any securities exchange or market to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other party hereto and shall give the other party reasonable opportunity to comment thereon.
          6.3 Seller Marks. The Buyer acknowledges and agrees that, except as specifically set forth in the Program Provider Agreement, the Transition Services Agreement and the Predecessor Agreement, the Buyer has not acquired hereunder any rights in and to any of (i) the Seller’s or its Affiliates’ marks, including without limitation “CITI,” any mark comprised of or containing CITI, the logo CITI & Arc Design, and the term CITIGROUP, or (ii) the logo Umbrella Device, or, in each case, any marks or Internet domain name registrations or applications incorporating such terms or logos (the “Seller Marks”) and the Buyer shall not hereunder have any right, title or interest in and to, or right to use, the Seller Marks or any marks, or Internet domain names confusingly similar thereto. The Buyer covenants that, except as specifically set forth in the Program Provider Agreement, the Transition Services Agreement, the Predecessor Agreement, any other agreements between the parties hereto or as permitted by Law, it will not hereafter adopt or use, or authorize others to adopt or use, any trade names, trademarks, service marks, Internet domain names or logos consisting of or incorporating CITI, the logo CITI & Arc Design or the terms CITIGROUP or CITIBANK or any trade names, trademarks, service marks, Internet domain names or logos confusingly similar thereto.
          6.4 Access to Information and Cooperation. Each party hereto shall provide the other and its professional advisors with reasonable access to its books and records if reasonably required in connection with any litigation, investigation, Tax audit, discovery or similar proceeding, or in the preparation of Tax Returns. If any party hereto shall request the assistance (including testimony) of employees of the other party hereto in connection with any litigation, investigation, Tax audit, discovery, Claim or similar proceeding, such other party shall make such employees reasonably available for a reasonable period of time. The requesting party shall reimburse the complying party for any out-of-pocket costs incurred in connection with complying with this Section 6.4 and such requesting party and any other recipient of any materials pursuant to this Section 6.4 shall enter into a confidentiality agreement reasonably acceptable to the disclosing party with respect to any materials made available pursuant to this Section 6.4.
          6.5 Preservation of Records. The Buyer, at its own expense, shall preserve and keep records held by it solely relating to the Assets for a period of seven (7) years from the date hereof, during which time the Buyer shall make such records reasonably available to the Seller as the Seller reasonably requires. The Buyer may destroy such records after that time, unless the Seller elects to take possession of such records at its own expense by giving notice to the Buyer of such election within one hundred and eighty (180) days prior to the seventh anniversary of the date hereof.
          6.6 Compliance with Program Exhibit. During the term of the Program Provider Agreement, the Seller shall comply with Paragraph VI of the Program Exhibit (as defined in the Program Provider Agreement).
          6.7 Billing. The Seller shall provide the membership files regarding the Members to the Buyer in accordance with the Transition Services Agreement, and such membership files will include any credit card numbers associated with the applicable Member’s file.
          6.8 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the date hereof any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

ARTICLE VII
SURVIVAL; INDEMNIFICATION
          7.1 Survival of Representations and Warranties. Except for the representations and warranties set forth in Sections 4.1 (Authority to Execute and Perform Agreement), 4.2 (Title to the Assets) and 5.1 (Due Incorporation and Authority) (which shall survive the Closing and continue forever), all of the representations and warranties contained in this Agreement shall survive the Closing and continue until eighteen (18) months after the Closing. Except in the event an “Indemnified Party” (as defined below) makes a written claim for indemnification against an “Indemnifying Party” (as defined below) prior to such expiration, no Claim may be instituted to enforce, or seek damages or other remedies with respect to the breach of, any representation or warranty after the expiration of the period of survival for such representation or warranty as described above.
          7.2 Indemnification.
               (a) The Seller shall indemnify and hold harmless the Buyer, its Affiliates, and their respective officers, directors, agents, successors and assigns from and against any and all liabilities, losses, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including in connection with any action brought or otherwise initiated by any of them) (hereinafter, “Losses”) arising out of or resulting from:
                         (i) any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement as of the Closing;
                         (ii) any breach of any covenant or agreement made by the Seller in this Agreement; or
                         (iii) any Excluded Liability.
               (b) The Buyer shall indemnify and hold harmless the Seller and its Affiliates, and their respective officers, directors, agents, successors and assigns successors and assigns from and against any and all Losses arising out of or resulting from:
                         (i) any inaccuracy in or breach of any representation or warranty of the Buyer contained in this Agreement as of the Closing;
                         (ii) any breach of any covenant or agreement made by the Buyer in this Agreement; or
                         (iii) any Assumed Liability.

          7.3 Limitations on Indemnification.
               (a) Notwithstanding the foregoing, the Seller shall not be required to indemnify the Buyer Indemnified Parties in respect of any Losses for which indemnity is claimed under Section 7.2(a)(i) above, unless and until the aggregate of all such Losses exceeds the Threshold Amount, in which event the Buyer Indemnified Parties shall be entitled to claim indemnity for the aggregate amount of such Losses, including the Threshold Amount;
               (b) Notwithstanding anything herein to the contrary, the maximum amount of Losses that the Buyer Indemnified Parties will be entitled to recover for which indemnity is claimed under Section 7.2(a)(i) shall be equal to the Indemnification Cap;
               (c) The Seller shall not be liable for any punitive, special, exemplary or consequential damages, including consequential damages for lost revenues, income or profits under Section 7.2(a), except to the extent any settlement agreement, award or Order includes any such damages in connection with any third party claim; provided, however, the foregoing limitation on punitive, special, exemplary and consequential damages shall not include or apply to the diminution in value of, or lost revenues, income or profits or other appropriate measures directly relating to, the Eligible Membership Contracts;
               (d) Notwithstanding anything herein to the contrary, if at the Closing, the Buyer (comprised of, for purposes of this Section 7.3(d), the actual knowledge of the following persons: John Scanlon and Steven A. Schwartz, each of whom the Buyer warrants has read this Agreement) has actual knowledge that one or more of the representations or warranties made by the Seller is breached as of the date made, then the Buyer Indemnified Parties shall have no right or remedy after the Closing with respect to such breach;
               (e) The Buyer shall not be liable for any punitive, special, exemplary or consequential damages, including consequential damages for lost revenues, income or profits under Section 7.2(b), except to the extent any settlement agreement, award or Order includes any such damages in connection with any third party claim;
               (f) Notwithstanding anything herein to the contrary, no Loss otherwise payable by the Seller shall be deemed a “Loss” within the meaning of this Article VII to the extent any adjustment to the Purchase Price pursuant to Section 2.5 (Post-Closing Statement) or any Attrition Payment pursuant to Section 2.6 (Attrition Payment) covers any such otherwise payable Loss;
               (g) No claim for indemnification shall be enforced against an indemnifying party to the extent any insurance proceeds (or any other indemnification proceeds) actually are received by the indemnified party with respect to any Loss otherwise payable by the indemnifying party, and any indemnification payment in respect of any Losses for which indemnity is claimed under Section 7.2 shall be net of any Tax benefit actually realized by the indemnified party in connection with the indemnified party’s deduction of such liability, in each case net of any and all direct or indirect costs, fees and expenses of collection or otherwise associated therewith;
provided, however, that the foregoing limitations on the Seller’s obligations to indemnify the Buyer Indemnified Parties set forth in Section 7.3(a) and 7.3(b) shall in no event apply to: (i) any inaccuracies in or breaches of Section 4.1 (Authority to Execute and Perform Agreement) or Section 4.2 (Title to the Assets), or (ii) any fraud, willful misconduct or intentional misrepresentations by the Seller; provided further, however, that the foregoing limitations on the Seller’s obligations to indemnify the Buyer Indemnified Parties set forth in Section 7.3(c), and the foregoing limitations on the Buyer’s obligations to indemnify the Seller Indemnified Parties set forth in Section 7.3(e), shall in no event apply to any fraud, willful misconduct or intentional misrepresentations by the Seller and the Buyer, respectively.
               (h) Exclusive Remedy. Following the Closing, the remedies provided by Article VII subject to the limitations set forth herein, and subject to Section 8.14, shall be the sole and exclusive remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of this Agreement (except in the case of fraud, willful misconduct or intentional misrepresentations by the other party).
               (i) Manner of Payment. Any indemnification of the Buyer Indemnified Parties or the Seller Indemnified Parties pursuant to this Section ý7.3 shall be effected by wire transfer of immediately available funds from the Seller or the Buyer, as the case may be, to an account designated in writing by the applicable Buyer Indemnified Party or Seller Indemnified Party, as the case may be, within five days after the final determination thereof.
          7.4 Third Party Indemnification Procedures.
               (a) The obligations and liabilities of any Person required to provide indemnification under this Article VII (each, an “Indemnifying Party”) with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by and contingent upon the terms and conditions set forth in this Section 7.4. If any Person entitled to indemnification pursuant to Section 7.2(a) or 7.2(b) (an “Indemnified Party”) shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within ten (10) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its respective obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

               (b) The Indemnifying Party shall be entitled to assume and control the defense of a Third Party Claim at its expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days after the receipt of such notice from the Indemnified Party; provided, however, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.
ARTICLE VIII
MISCELLANEOUS
          8.1 Consent to Jurisdiction and Service of Process.
               (a) Any claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in and each party hereby irrevocably submits to the exclusive jurisdiction of any federal court in Delaware, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Claim, that it is not subject personally to the jurisdiction of such court, that the Claim is brought in an inconvenient forum, that the venue of the Claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such Claim.
               (b) Any and all service of process and any other notice in any such Claim shall be effective against any party hereto if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.
               (c) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN THIS SECTION.
          8.2 Expenses. Other than Transfer Taxes, if any, which shall be borne 50% by the Buyer and 50% by the Seller, or as otherwise set forth herein, each party shall bear its expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees and expenses of its agents, representatives, counsel and accountants.
          8.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, sent by overnight delivery via a national courier service or by facsimile to the respective parties as follows:
               (a) if to the Buyer, to:
Intersections Inc.
14901 Bogle Drive, Suite 300
Chantilly, Virginia 20151
Facsimile No.: (703) 488-6180
Attn: Chief Legal Officer
with a copy to:
Venable LLP
8010 Towers Crescent Drive, Suite 300
Vienna, Virginia 22182
Facsimile No.: (703) 821-8949
Attn: Joseph C. Schmelter, Esq.

               (b) if to the Seller, to:
Citibank (South Dakota), N.A.
701 East 60th Street, North
Sioux Falls, South Dakota 57104
Attn: General Counsel
Facsimile: (605) 330-6745
with a copy to:
Citicorp Credit Services, Inc. (USA)
6460 Las Colinas Blvd.
Irving, Texas 75039
Attn: Citi Cards Legal Department
Fax: (469) 220-9858
with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Mark A. Underberg
Telephone: (212) 373-3000
Facsimile: (212) 757-3990
with a copy to:
Citigroup Inc.
153 East 53rd Street, 25th Floor
New York, New York 10022
Attention: M&A Legal
Telephone: (212) 793-1598
Facsimile: (212) 793-7648
          Each such notice or other communication shall be effective (i) if delivered in person, when such delivery is made at the address specified in this Section 8.3, (ii) if delivered by overnight courier, the next Business Day after such notice or other communication is sent to the address specified in this Section 8.3, or (iii) if delivered by facsimile, when a legible copy of such facsimile is transmitted to the facsimile number specified in this Section 8.3 and the appropriate confirmation is received. Any party may, by notice given in accordance with this Section 8.3, designate another address or Person for receipt of notices hereunder.
          8.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Ancillary Agreements and the Predecessor Agreement, contain the entire agreement among the parties with respect to the sale and purchase of the Assets and supersede all prior agreements, written or oral, with respect thereto, including that certain confidentiality letter agreement dated July 27, 2007 between the Buyer and the Seller, except for paragraph 5 thereof, which shall survive the Closing. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
          8.5 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
          8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the principles of conflicts of law thereof.
          8.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable without the prior written consent of the Buyer and the Seller; provided, however, that either party may assign (a) its rights to receive payment under this Agreement, following written notice to the other party, to (i) one or more Affiliates, and (ii) any lender providing financing to the Buyer for the Contemplated Transactions, and (b) its rights and obligations under this Agreement, following written notice to the other party, to any Person acquiring a material portion of the assets, business or securities of such assigning Person, whether by merger, consolidation, sale of assets or securities or otherwise; and provided, further, that no such assignment under clause (a) or (b) above will relieve the assignor of its obligations under this Agreement; and provided, further, that any assignee acquiring a material portion of such assets, business or securities under clause (c) above shall assume (by operation of law or by contract) all of such assignor’s obligations hereunder.
          8.8 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”
          8.9 Schedules. The Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections and Schedules shall be deemed references to such parts of this Agreement, unless otherwise indicated.

          8.10 Articles and Sections. All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless otherwise indicated.
          8.11 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.
          8.12 Interpretation. The parties acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.
          8.13 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.
          8.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
          8.15 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
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          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

BUYER: INTERSECTIONS INC.
By:
Name:
Title:

SELLER: CITIBANK (SOUTH DAKOTA), N.A.
By:
Name:
Title: